SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                             UNIVERSAL CORPORATION
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

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     Item 22(a)(2) of Schedule 14A.

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     14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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( )  Fee paid previously with preliminary materials.

( )  Check box if any part of the fee is offset as provided by Exchange Act
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     paid previously. Identify the previous filing by registration statement
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
                          [UNIVERSAL CORPORATION LOGO]


                         ANNUAL MEETING OF SHAREHOLDERS
                                                              September 22, 1995
Dear Shareholder:
     You are cordially invited to attend the 1995 Annual Meeting of Shareholders of Universal Corporation, which is to be held in the Company's Headquarters Building located at Hamilton Street at Broad, Richmond, Virginia, on Tuesday, October 24, 1995, commencing at 2:00 p.m. At the meeting, you will be asked to elect three Directors to serve a three-year term.
     Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, you are requested to complete, sign, date and mail your proxy promptly in the enclosed postage-paid envelope.
                                                   Sincerely,
                                                   /s/ Henry H. Harrell
                                                   HENRY H. HARRELL
                                                   Chairman and Chief
                                                   Executive Officer

                             UNIVERSAL CORPORATION
                                 P.O. BOX 25099
                            RICHMOND, VIRGINIA 23260
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
     The Annual Meeting of Shareholders of Universal Corporation (the "Company"), will be held in the Company's Headquarters Building located at Hamilton Street at Broad, Richmond, Virginia, on Tuesday, October 24, 1995, at 2:00 p.m., for the following purposes:
     (1) To elect three Directors to serve for a three-year term; and
     (2) To act upon such other matters as may properly come before the meeting or any adjournments thereof.
     Only holders of record of shares of the Company's Common Stock at the close of business on September 6, 1995, shall be entitled to vote at the meeting.
     Please sign and promptly mail the enclosed proxy to insure the presence of a quorum at the meeting.
                                             By Order of the Board of Directors,
                                                             James M. White, III
                                                                       Secretary
September 22, 1995

                                PROXY STATEMENT
     The enclosed proxy is solicited by the Board of Directors of the Company. A shareholder may revoke the proxy at any time prior to its use, but proxies properly executed and received by the Secretary prior to the Annual Meeting, and not revoked, will be voted.
     The Company will pay all of the costs associated with the proxy solicitation. Proxies are being solicited by mail and may also be solicited in person or by telephone or telegraph by Directors, officers and employees of the Company. The Company will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners of the shares of the Company's Common Stock. It is contemplated that additional solicitation of proxies will be made by D. F. King & Co., Inc., 77 Water Street, New York, New York 10005, at an anticipated cost to the Company of $4,000, plus reimbursement of out-of-pocket expenses.
     This Proxy Statement will be mailed to registered holders of the Company's Common Stock on or about September 22, 1995.
                                 VOTING RIGHTS
     The Company had outstanding, as of September 6, 1995, 35,030,314 shares of Common Stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Only Common Stockholders of record at the close of business on September 6, 1995, will be entitled to vote.
     The Company is not aware of any matters which are to come before the meeting other than those described in this Proxy Statement. However, if other matters do properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote such proxy in accordance with their best judgment.
                             ELECTION OF DIRECTORS
     Three Directors are to be elected at the 1995 Annual Meeting for a term of three years. Seven other Directors have been elected to terms expiring in 1997 or 1996, as indicated below. The following pages set forth certain information for each nominee and each incumbent Director as of June 30, 1995. All of the nominees and incumbent Directors listed below were previously elected Directors by the shareholders. Charles H. Foster, Jr., who was a member of the Board of Directors until the spin-off of Lawyers Title Corporation from the Company in October 1991, is again standing for election. Elmon T. Gray, a Director from 1977 to 1995, and Thomas R. Towers, a Director from 1966 to 1995, have reached retirement age and will not stand for reelection.
     The election of each nominee for Director requires the affirmative vote of the holders of a plurality of the shares of Common Stock cast in the election of Directors. Votes that are withheld and shares held in street name ("Broker Shares") that are not voted in the election of Directors will not be included in determining the number of votes cast. Unless otherwise specified in the accompanying form of proxy, it is intended that votes will be cast for the election of all of the nominees as Directors. If, at the time of the Annual Meeting, any nominee should be unavailable to serve as a Director, it is intended that votes will be cast, pursuant to the enclosed proxy, for such substitute nominee as may be nominated by the Board of Directors. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

                NOMINEES FOR ELECTION WHOSE TERMS EXPIRE IN 1998
     CHARLES H. FOSTER, JR., 52, is Chairman and Chief Executive Officer of Lawyers Title Corporation (title insurance holding company) and of Lawyers Title Insurance Corporation. From 1990 until the spin-off of Lawyers Title Corporation from the Company in October 1991, he was Vice President of the Company. From January 1990 to April 1991, Mr. Foster was Vice Chairman and Chief Executive Officer of Lawyers Title Insurance Corporation. He is a Director of Lawyers Title Corporation.
     ALLEN B. KING, 49, is President and Chief Operating Officer of the Company and of Universal Leaf Tobacco Company, Incorporated ("Universal Leaf"), a subsidiary of the Company. From October 22, 1991 to October 27, 1992, he was President and prior to October 22, 1991, he was Executive Vice President of the Company and of Universal Leaf. Mr. King is Chairman of the Finance Committee and a member of the Executive Committee. He has been a Director since 1989.
     JOHN D. MUNFORD, II, 67, retired as Vice Chairman of Union Camp Corporation (forest products manufacturer) in April 1993. From April 1991 to April 1993, he was Vice Chairman, and prior to April 1991, he was Executive Vice President of Union Camp Corporation. Mr. Munford is a Director of Cadmus Communications Corporation, Pulaski Furniture Corporation and Caraustar Industries Inc. He is Chairman of the Pension Investment Committee and a member of the Audit Committee. Mr. Munford has been a Director since 1988.
     THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.
                 INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 1997
     WALLACE L. CHANDLER, 68, retired as Vice Chairman of the Company and of Universal Leaf on December 31, 1989. He is a Director of Lawyers Title Corporation, Aon Asset Management Fund, Inc. and Life of Virginia Series Fund, Inc. Mr. Chandler has been a Director since 1965.
     HENRY H. HARRELL, 56, is Chairman and Chief Executive Officer of the Company and of Universal Leaf. Prior to October 22, 1991, he was President and Chief Executive Officer of the Company and of Universal Leaf. He is a Director of Jefferson Bankshares, Inc. Mr. Harrell is Chairman of the Executive Committee and a member of the Finance Committee. He has been a Director since 1984.
     HUBERT R. STALLARD, 58, is President and Chief Executive Officer of Bell Atlantic-Virginia, Inc. (formerly Chesapeake and Potomac Telephone Company of Virginia), a position he has held for more than five years. He is a Director of NationsBank of Virginia, N.A. and Bell Atlantic-Virginia, Inc. Mr. Stallard is a member of the Audit Committee and the Pension Investment Committee and has been a Director since 1991.
                 INCUMBENT DIRECTORS WHOSE TERMS EXPIRE IN 1996
     WILLIAM W. BERRY, 63, retired as Chairman of the Board of Directors of Dominion Resources, Inc. (public utility holding company) on December 30, 1992. He is a Director of Scott & Stringfellow, Inc., Albemarle Corporation and Ethyl Corporation. Mr. Berry is Chairman of the Executive Compensation Committee and a member of the Executive Committee and the Pension Investment Committee. He has been a Director since 1986.
     RONALD E. CARRIER, 63, is President of James Madison University, a position he has held for more than five years. He is a Director of Leader Federal Savings Bank. Dr. Carrier is Chairman of the Audit Committee and a member of the Executive Compensation Committee. He has been a Director since 1979.
                                       2

     LAWRENCE S. EAGLEBURGER, 65, is Senior Foreign Policy Advisor to the law firm of Baker, Donelson, Bearman & Caldwell. He served as Secretary of State from December 1992 to January 1993, and Deputy Secretary of State from January 1989 to December 1992. Mr. Eagleburger is a Director of COMSAT Corporation, Dresser Industries, Inc., Phillips Petroleum Company, Jefferson Bankshares, Inc. and Stimpsonite Corporation. He is a member of the Audit Committee and has been a Director since 1993.
     RICHARD G. HOLDER, 64, is Chairman of the Board and Chief Executive Officer of Reynolds Metals Company (aluminum products). From 1988 to May 1, 1992, he was President and Chief Operating Officer of Reynolds Metals Company. Mr. Holder is a Director of Reynolds Metals Company and CPC International, Inc. He is a member of the Audit Committee and the Executive Compensation Committee and has been a Director since 1992.
                                STOCK OWNERSHIP
     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock by (i) each person or group known by the Company to beneficially own more than 5% of the outstanding shares of the Company's Common Stock, (ii) each Director or nominee, (iii) each executive officer listed in the Summary Compensation Table and (iv) all Directors and executive officers as a group.

      NAME OF BENEFICIAL OWNER                         NUMBER OF SHARES(1,2,3)                 PERCENT OF CLASS
Wellington Management Company                                4,988,130(4)                           14.25%
75 State Street
Boston, Massachusetts 02109

The Goldman Sachs Group, L.P.                                2,173,800(5)                            6.21
Goldman, Sachs & Co.
85 Broad Street
New York, New York 10004

William W. Berry                                                 4,184                                 *
Ronald E. Carrier                                                4,400                                 *
Wallace L. Chandler                                             20,920                                 *
Lawrence S. Eagleburger                                          2,500                                 *
Charles H. Foster, Jr.                                             400                                 *
Jaap Godthelp                                                      400                                 *
Elmon T. Gray                                                    5,900                                 *
Henry H. Harrell                                               111,590                                 *
Richard G. Holder                                                4,100                                 *
Allen B. King                                                   26,198                                 *
John D. Munford, II                                              4,296                                 *
Hartwell H. Roper                                               23,925                                 *
Hubert R. Stallard                                               4,007                                 *
William L. Taylor                                                8,978                                 *
Thomas R. Towers                                                47,573                                 *
  All eighteen Directors and                                   325,628                                 *
     executive officers as a group

     *Percentage of ownership is less than 1% of the outstanding shares of Common Stock of the Company.
                                       3

     (1) Except as otherwise noted, the number of shares of Common Stock of the Company shown in the table is as of June 30, 1995.
     (2) The number of shares of Common Stock of the Company shown in the table does not include shares which certain officers of the Company may acquire upon the exercise of stock options that except under extraordinary circumstances are automatically exercisable at not less than six month intervals when at least a minimum stock price appreciation has occurred.
     (3) The number of shares of Common Stock of the Company shown in the table includes 111,077 shares held for Directors and executive officers in the Employees' Stock Purchase Plan of Universal Leaf and 71,100 shares which certain Directors and executive officers of the Company have the right to acquire through the exercise of stock options within 60 days following June 30, 1995. The number of shares above also includes 606 shares, which are jointly or solely held by minor children or other children living at home or held in fiduciary capacities. Such shares may be deemed to be beneficially owned by the rules of the Securities and Exchange Commission but inclusion of the shares in the table does not constitute admission of beneficial ownership.
     The Employees' Stock Purchase Plan of Universal Leaf held 1,468,262 shares or 4.2% of the shares of Common Stock outstanding on June 30, 1995. Each participant in the Plan has the right to instruct Signet Trust Company, trustee for the Plan, with respect to the voting of shares allocated to his or her account. The trustee, however, may use its discretion in voting any shares for which it receives no instructions.
     (4) Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 10, 1995, Wellington Management Company as of December 31, 1994, held the shares shown in the table on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such shares. The interest of any such person does not exceed 5% of the outstanding shares of the Company's Common Stock. Wellington Management Company has shared power to vote 3,085,020 of the shares and shared power to dispose or direct the disposition of all 4,988,130 of the shares.
     (5) The number of shares shown in the table is as of December 30, 1994, as reported in a Schedule 13G dated September 8, 1995, filed with the Securities and Exchange Commission by The Goldman Sachs Group, L.P., a parent holding company, and Goldman, Sachs & Co., a broker/dealer and investment advisor. The Goldman Sachs Group L.P. and Goldman Sachs & Co. each reported shared power to vote 1,730,500 of the shares and shared power to dispose or direct the disposition of all 2,173,800 of the shares.
                                   COMMITTEES
     The standing committees of the Board of Directors are the Executive Committee, the Finance Committee, the Audit Committee, the Pension Investment Committee and the Executive Compensation Committee. There is no nominating committee. The Executive Committee, which is subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board of Directors in order for the Executive Committee to act between meetings of the Board. The Finance Committee, which is subject to the supervision and control of the Board of Directors, has the responsibility of establishing the financial policies of the Company and its subsidiaries. The responsibilities of the Audit Committee include the review of the scope and the results of the work of the independent public accountants and internal auditors, the review of the adequacy of internal accounting controls, and the recommendation to the Board of Directors as to the selection of independent public accountants. The Pension Investment Committee establishes the pension investment policy and monitors the performance of pension investments of the Company and its U.S. subsidiaries. After receiving recommendations from the Chief Executive Officer, the Executive Compensation Committee fixes the compensation of officers and makes awards under the Company's incentive compensation plans.
                                       4

     During the fiscal year ended June 30, 1995, there were five meetings of the Board of Directors, seven meetings of the Executive Committee, one meeting of the Finance Committee, four meetings of the Audit Committee, four meetings of the Pension Investment Committee and three meetings of the Executive Compensation Committee. All Directors attended 75 percent or more of the total number of meetings of the Board of Directors and committees on which they served.
                            DIRECTORS' COMPENSATION
     Each Director who is not an officer of the Company receives an annual retainer of $15,000, a fee of $1,000 for each Board meeting attended and a fee of $750 for each committee meeting attended.
     The Outside Directors' 1994 Deferred Income Plan permits a non-employee Director to defer all or a portion of his compensation. Deferred amounts are deemed hypothetically invested as designated by the Director in any of five investment options selected by the Company for purposes of calculating a market return for bookkeeping purposes. The Company may, but is not required to, invest the deferred amounts in a Company-owned life insurance product with parallel investment options. Subject to certain restrictions, the Director may elect at the time of deferral to take cash distributions, in whole or in part, from his account either prior to or following termination of service.
     On May 2, 1991, the Board of Directors approved a Restricted Stock Plan for Non-Employee Directors (the "Directors' Stock Plan") under which each non-employee Director is awarded 700 shares of restricted Common Stock of the Company annually following the Annual Meeting of Shareholders, provided that no Director may receive more than 2,100 shares under the Directors' Stock Plan. The restrictions on shares awarded under the Directors' Stock Plan lapse in the event the Director becomes disabled, dies, is not nominated for reelection or is not reelected. A total of 20,000 shares of Common Stock of the Company is authorized for issuance under the Directors' Stock Plan, and the number of shares authorized and issued under the Directors' Stock Plan will be adjusted for stock dividends, stock splits and certain other corporate events that may occur in the future.
     In October 1994, the shareholders approved the 1994 Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"). Pursuant to the Directors' Option Plan, each non-employee Director receives an option to purchase 1,000 shares of Common Stock of the Company on the first business day following the Annual Meeting of Shareholders. The exercise price of all options granted under the Directors' Option Plan is the fair market value of the Common Stock on the date of grant. All of the options become exercisable six months after the date of grant and expire ten years from the date of grant. Shorter expiration periods may apply in the event an optionee dies, becomes disabled or resigns from or does not stand for reelection to the Board. A total of 100,000 shares of Common Stock of the Company is authorized for issuance under the Directors' Option Plan, and the number of shares authorized and issued under the Directors' Option Plan will be adjusted for stock dividends, stock splits and certain other corporate events that may occur in the future.
     Each Director is eligible to participate in a Directors' Matching Gifts Program in which the Company matches Directors' contributions to charities. The maximum amount which can be matched in any fiscal year is $5,000 per Director.
                   REPORT OF EXECUTIVE COMPENSATION COMMITTEE
     The Company's executive compensation and benefits program is administered by the Executive Compensation Committee (the "Committee"), which is composed entirely of non-employee Directors. The goal of the program is to attract, motivate, reward and retain the management talent required to achieve the Company's business
                                       5
objectives, at compensation levels which are fair and equitable and competitive with those of comparable companies. This goal is furthered by the Committee's policy of linking compensation to individual and corporate performance and by encouraging significant stock ownership by senior management in order to align the financial interests of management with those of the shareholders.
     The three main components of the Company's executive compensation program are base salary, annual cash incentive awards under Management Performance Plans adopted by the Company and its subsidiaries and equity participation in the form of stock option grants and eligibility to participate in the Employees' Stock Purchase Plan of Universal Leaf. Each year the Committee reviews the total compensation package of each executive officer to ensure it meets the goals of the program. As a part of this review, the Committee considers corporate performance information, compensation survey data, the advice of consultants and the recommendations of management.
     BASE SALARY. Base salaries for executive officers are reviewed annually to determine whether adjustments may be necessary. Factors considered by the Committee in determining base salaries for executive officers include personal performance of the executive in light of individual levels of responsibility, the overall performance and profitability of the Company during the preceding year, economic trends that may be affecting the Company, and the competitiveness of the executive's salary with the salaries of executives in comparable positions at companies of comparable size or operational characteristics. Each factor is weighed by the Committee in a subjective analysis of the appropriate level of compensation for that executive. For purposes of assessing the competitiveness of salaries, the Committee reviews compensation data from national surveys and selected groups of approximately 4 to 20 companies with similar size or operational characteristics to determine ranges of total compensation and the individual components of such compensation. Such compensation data indicates that the Company's salary levels are below the median of such data when compared to executive positions of similar scope and responsibility.
     Mr. Harrell became the Chief Executive Officer of the Company in 1988 and Chairman of the Board of Directors in 1991 and has 29 years experience with the Company. For the fiscal year beginning July 1, 1995, Mr. Harrell's base salary was increased approximately 3% after a thorough review and evaluation by the Committee of Mr. Harrell's personal performance in light of his management responsibilities, the level of profitability of the Company during fiscal year 1995, and the competitiveness of Mr. Harrell's salary to those of other chief executive officers in comparable companies.
     ANNUAL CASH INCENTIVES. The Company and its principal subsidiaries have Management Performance Plans under which key management employees may receive annual cash incentive awards which vary from year to year based upon corporate, business unit and individual performance. At the Committee's discretion, annual awards based on management's recommendations are paid to eligible executives from a "performance fund" determined primarily by the Company's pre-tax income and return on equity. Unused carryover amounts not awarded in a previous fiscal year may be added to the performance fund for the current fiscal year. Mr. Harrell's cash incentive award for the 1995 fiscal year was approximately 12% less than the award he received in 1994. Mr. Harrell's 1995 award was determined by the Committee after consideration of the Company's income and earnings reported for the period, the Committee's assessment of Mr. Harrell's individual contributions to corporate performance, Mr. Harrell's vision and leadership in the face of difficult worldwide market conditions in the tobacco industry and a review of total cash compensation paid to chief executive officers of comparable companies.
     EQUITY PARTICIPATION. The Committee administers the Company's 1989 Executive Stock Plan, under which it has granted to key executive employees options to purchase shares of the Company's Common Stock based upon a determination of competitive aggregate compensation levels. The primary objective of issuing stock options is
                                       6
to encourage significant investment in stock ownership by management and to provide long-term financial rewards linked directly to market performance of the Company's stock. The Committee believes that significant ownership of stock by senior management is the best way to align the interests of management and the shareholders, and the Company's stock incentive program is effectively designed to further this objective.
     In the fiscal year ended June 30, 1995, the Committee granted stock options with a ten-year term to key executives at the fair market value of the Company's Common Stock on the date of grant. Mr. Harrell received a 1995 option grant for 90,000 shares of the Company's Common Stock, based upon a review by the Committee of total compensation and its components, including equity participation, of chief executive officers of comparable companies. The 1995 grants were intended to meet the Committee's three-year option grant targets and, therefore, it is anticipated that no new grants (excluding reload options described below) will be made during the fiscal years ending June 30, 1996 and 1997. In determining the number of options to be awarded under the Plan, the Committee may consider the amount and terms of options already held by an executive officer. The 1995 grants included grants made under a program instituted during the fiscal year ended June 30, 1992, to promote an increase in the equity interest of key executives through systematic option exercises and the retention of shares. The program requires each participant to make an investment in the Company by contributing to the program currently owned shares equal to at least 10% of the number of shares subject to the initial options granted the participant under the program. Option exercises occur automatically at not less than six-month intervals when at least a minimum stock price appreciation has occurred.
     Except under extraordinary circumstances or as otherwise determined by the Committee, participants have agreed that the options granted under the program during the 1995 fiscal year may be exercised only through stock-for-stock swaps, and both the contributed shares and additional shares acquired through option exercises under the program may not be sold by the participating executives during the ten-year option term. Each 1995 option granted under the program included a reload replenishment feature which entitles participants each time a stock-for-stock exercise occurs to receive automatically a new option grant at the fair market value of the Company's Common Stock on the date of grant. The number of reload options granted is equal to the number of shares contributed by a participant to effect a stock-for-stock swap. In exchange for this replenishment feature, each participant has agreed to retain in the program shares equaling at least the after-tax gain realized upon each exercise.
     In addition to stock option grants, eligible executive officers participate in the Employees' Stock Purchase Plan of Universal Leaf to the maximum extent permitted by the terms of that Plan, thereby increasing on a voluntary basis their equity participation in the Company.
     TAX CONSIDERATIONS. The Omnibus Budget Reconciliation Act of 1993 ("OBRA 93") established certain criteria for the tax deductibility of compensation in excess of $1 million paid to the Company's executive officers. In light of this tax law, it is the policy of the Committee to modify where practicable the Company's executive incentive plans so as to maximize the tax deductibility of compensation paid to its executive officers. Accordingly, in the fiscal year ended June 30, 1995, the Company's 1989 Executive Stock Plan was amended to include a fixed limit on the number of stock incentives (including options) that may be granted to any individual in any calendar year and a requirement that the exercise price for a stock option shall not be less than the fair market value of a share of the Company's Common Stock on the date of grant. Any future gains realized upon the exercise of stock options granted under such Plan will qualify as "performance-based compensation" (as defined by OBRA 93) and be fully deductible by the Company.
     The Committee does not propose at the present time to amend the Management Performance Plans of the Company and its subsidiaries to comply with the OBRA 93 requirements. It is not anticipated that compensation
                                       7
in excess of $1 million will be paid to any individual during the fiscal year ending June 30, 1996. Moreover, the qualifying amendments to these plans would limit the Committee's discretion to make awards based on individual performance factors and other factors as the Committee may determine, from time to time, to be relevant. The Committee believes that the flexibility to adjust annual cash incentive awards upward or downward is an important feature of the Management Performance Plans and one which serves the best interests of the Company by allowing the Committee to recognize and motivate individual executive officers as circumstances warrant.
                                          Executive Compensation Committee
                                               William W. Berry, Chairman
                                               Ronald E. Carrier
                                               Elmon T. Gray
                                               Richard G. Holder
                                       8

                               PERFORMANCE GRAPH
     The graph compares the cumulative total return on Common Stock of the Company for the last five fiscal years with the total return of the Standard & Poors Midcap 400 Stock Index and the Media General Tobacco Industry Group Index assuming the investment of $100 on June 30, 1990 and the reinvestment of all dividends. Included in fiscal year 1992 was a special dividend of $1.34 per share representing the value to the Company's shareholders of the spin-off of Lawyers Title Corporation in October 1991.


                               PERFORMANCE GRAPH


                                  1990       1991      1992      1993      1994     1995
Universal Corporation           $100.00    $137.31   $203.73   $197.78   $163.13   $184.23
Media General Tobacco Index     $100.00    $130.73   $159.06   $123.52   $130.35   $181.96
S&P Midcap 400                  $100.00    $112.83   $133.77   $163.94   $163.55   $200.08

                             EXECUTIVE COMPENSATION
     The individuals named below include the Company's Chairman and Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company for the 1995 fiscal year. Information is provided for the fiscal years ended on June 30 of the years shown.
                           SUMMARY COMPENSATION TABLE

                                                                                             LONG TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                       ANNUAL COMPENSATION                   SECURITIES
 NAME AND PRINCIPAL      FISCAL YEAR                                   OTHER ANNUAL          UNDERLYING           ALL OTHER
      POSITION            ENDED 6/30     SALARY($)    BONUS($)(1)    COMPENSATION($)(2)      OPTIONS(#)        COMPENSATION($)(5)
Henry H. Harrell             1995        $444,230     $202,000              --                 100,143(3)          $ 90,619
Chairman and Chief           1994         429,210      230,000              --                       0               98,319
Executive Officer            1993         361,655      355,000              --                  19,934(4)            80,193
Allen B. King                1995         313,673      139,000              --                  92,193(3)            50,388
President and Chief          1994         302,263      156,000              --                       0               52,985
Operating Officer            1993         255,737      240,000              --                  14,125(4)            41,728
Jaap Godthelp                1995         264,015      161,000              --                       0                    0
Former Chairman,             1994         323,920      190,000              --                       0                    0
Deli Universal               1993         302,476      147,996              --                       0                    0
William L. Taylor            1995         265,570       77,500              --                  59,404(3)            37,570
Vice President and           1994         255,370       84,700              --                       0               38,051
Chief Administrative         1993         243,260      121,000              --                   8,658(4)            32,724
Officer
Hartwell H. Roper            1995         188,790       64,000              --                  51,815(3)            26,501
Vice President and           1994         181,590       70,000              --                       0               29,105
Chief Financial              1993         171,050      100,000              --                   7,493(4)            26,969
Officer

     (1) Cash incentive bonuses awarded by the Executive Compensation Committee under Management Performance Plans of the Company and its principal subsidiaries.
     (2) None of the named executive officers received perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of his total salary and bonus.
     (3) The following number of options granted to each of the named executive officers in the 1995 fiscal year were reload options granted under the automatic exercise program described above in "Report of Executive Compensation Committee": Mr. Harrell, 10,143; Mr. King, 7,193; Mr. Taylor, 4,404; and Mr. Roper, 3,815.
     (4) The options granted to the named executive officers in the 1993 fiscal year were reload options granted under the automatic exercise program described above in "Report of Executive Compensation Committee."
     (5) The amounts in the "All Other Compensation" column represent (i) employer contributions to the Employees' Stock Purchase and the Supplemental Stock Purchase Plans of Universal Leaf (the "Stock Purchase Plans"), (ii) premium payments made by the Company under the Executive Insurance Program, and
(iii) interest accrued
                                       10
to participants' accounts under the Company's Deferred Income Plan (the "DIP") to the extent such interest exceeded the applicable long-term rate under Internal Revenue Code Section 1274(d). Employer contributions to the Stock Purchase Plans on behalf of the executive officers listed in the Summary Compensation Table for the 1995, 1994 and 1993 fiscal years were in the following respective amounts: Mr. Harrell, $19,759, $21,252 and $17,748; Mr. King, $15,456, $15,000 and $12,504; Mr. Taylor, $13,212, $12,696 and $12,096;
and Mr. Roper, $8,483, $9,000 and $8,448. The life insurance premiums paid by the Company on behalf of such executive officers for the 1995, 1994 and 1993 fiscal years were in the following respective amounts: Mr. Harrell, $52,316, $54,521 and $37,722; Mr. King, $27,714, $29,055 and $20,349; Mr. Taylor,
$24,358, $25,355 and $20,628; and Mr. Roper, $13,134, $13,844 and $11,380. The
accruals of interest on income deferred by such executive officers under the DIP in excess of the applicable long-term rate under Internal Revenue Code Section 1274(d) for the 1995, 1994 and 1993 fiscal years were in the following respective amounts: Mr. Harrell, $18,544, $22,546 and $24,723; Mr. King, $7,218, $8,930 and $8,875; and Mr. Roper, $4,884, $6,261 and $7,141.
                                 PENSION PLANS
     Employees of the Company and certain U.S. subsidiaries are covered by a defined benefit retirement plan, which is qualified under the Internal Revenue Code, and a defined benefit supplemental retirement plan, which is an unfunded plan to provide benefits in excess of limits allowed by the Internal Revenue Code. The table below shows estimated annual benefits payable under both plans at normal retirement (age 65) based on the average salary and bonus (as reported in the Summary Compensation Table) for the highest consecutive three years.

                                                    YEARS OF SERVICE
REMUNERATION        15           20           25           30           35           40           45
  $  200,000     $ 44,305     $ 59,075     $ 73,843     $ 88,612     $103,380     $112,338     $121,295
     300,000       67,819       90,425      113,032      135,639      158,245      171,681      185,117
     400,000       91,332      121,777      152,221      182,666      213,109      231,024      248,939
     500,000      114,846      153,128      191,410      229,692      267,974      290,368      312,762
     600,000      138,359      184,480      230,599      276,719      322,839      349,711      376,584
     700,000      161,873      215,831      269,788      232,746      377,703      409,055      440,406
     800,000      185,386      247,182      308,977      370,773      432,568      468,398      504,228
     900,000      208,899      278,533      348,166      417,800      487,433      527,741      568,050
   1,000,000      232,413      309,884      387,355      464,827      542,297      587,085      631,872
   1,100,000      255,926      341,236      426,544      511,853      597,162      646,428      695,694
   1,200,000      279,440      372,287      465,733      558,880      652,026      705,771      759,516

     The credited years of service for Messrs. Harrell, King, Taylor and Roper are twenty-nine, twenty-six, five and twenty-one, respectively.
     The benefits shown in the table are calculated on the basis of a 50% joint and survivor benefit, assuming that at retirement the age of the employee's spouse is 62. The social security benefit will be paid in addition to the amounts shown in the table.
     Mr. Godthelp is covered by a pension plan established under the laws of the Netherlands. The Plan, which covers employees of N. V. Deli Universal and certain other Dutch subsidiaries, is partially funded by employer and participant contributions. Mr. Godthelp retired on December 31, 1994 and receives an annual pension benefit of $116,260 under the Plan.
                                       11

                                 STOCK OPTIONS
     The following tables contain information concerning grants of stock options to executive officers listed in the Summary Compensation Table during the fiscal year ended June 30, 1995, exercises of stock options by such executive officers in such fiscal year and the fiscal year-end value of all unexercised stock options held by such executive officers.
                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                          POTENTIAL
                                                 INDIVIDUAL GRANTS                                   REALIZABLE VALUE AT
                           NUMBER OF                                                                   ASSUMED ANNUAL
                          SECURITIES            % OF TOTAL                                          RATES OF STOCK PRICE
                          UNDERLYING          OPTIONS GRANTED       EXERCISE                          APPRECIATION FOR
                            OPTIONS            TO EMPLOYEES         OR BASE        EXPIRATION            OPTION TERM
       NAME               GRANTED (#)         IN FISCAL YEAR      PRICE ($/SH)        DATE         5% ($)(2)      10% ($)(2)
Henry H. Harrell             90,000                 13.7%           $ 21.50          12/1/04      $1,057,226     $2,702,062
                             10,143(1)              17.0              23.375         12/1/04         100,131        285,504
Allen B. King                85,000                 12.9              21.50          12/1/04         998,491      2,551,948
                              7,193(1)              12.1              23.375         12/1/04          71,009        202,468
William L. Taylor            55,000                  8.4              21.50          12/1/04         646,082      1,651,260
                              4,404(1)               7.4              23.375         12/1/04          43,476        123,963
Hartwell H. Roper            48,000                  7.3              21.50          12/1/04         563,854      1,441,100
                              3,815(1)               6.4              23.375         12/1/04          37,662        107,384

     (1) These options were reload options which replaced shares of the Company's Common Stock used for stock swap option exercises under the automatic exercise program described above in "Report of Executive Compensation Committee."
     (2) The "Potential Realizable Value" columns illustrate the theoretical gain realized by an optionee if options were exercised on December 1, 2004 with the price of the Company's Common Stock increasing at an assumed 5% rate compounded annually and at an assumed 10% rate compounded annually. On these assumptions, on December 4, 2004, a share of the Company's Common Stock would be worth $33.25 and $51.52, respectively. The inclusion of the projections at assumed rates is not intended to forecast future appreciation in the price of the Company's Common Stock.
                                       12

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                            AND FY-END OPTION VALUES

                                                                                                                 VALUE OF
                                                                                                                UNEXERCISED
                                                                                 NUMBER OF SECURITIES          IN-THE-MONEY
                                                                                UNDERLYING UNEXERCISED            OPTIONS
                                SHARES ACQUIRED                VALUE             OPTIONS AT FY-END(#)          AT FY-END($)(3)
        NAME                    ON EXERCISE(#)(1)          REALIZED($)(2)    EXERCISABLE     UNEXERCISABLE      EXERCISABLE
Henry H. Harrell                     11,027                   $20,676          207,562           10,143          $ 189,125
Allen B. King                         7,820                    14,663          149,389            7,193              7,813
William L. Taylor                     4,788                     8,978           93,033            4,404                  0
Hartwell H. Roper                     4,147                     7,776           82,299            3,815              5,000


        NAME           UNEXERCISABLE
Henry H. Harrell            $ 0
Allen B. King                 0
William L. Taylor             0
Hartwell H. Roper             0

     (1) The number of shares of the Company's Common Stock included in this column represents the gross amount of shares issued in exchange for shares already owned by the officers listed in the table used to pay the exercise price of options exercised by them in the last fiscal year. The following is the net amount of shares of Common Stock acquired by each of these officers as a result of such exercises, after deducting already-owned shares swapped but including shares sold to pay taxes: Mr. Harrell, 884 shares; Mr. King, 627 shares; Mr. Taylor 384 shares; and Mr. Roper, 332 shares.
     (2) The value realized represents the difference between the exercise price of the option and the fair market value of the Company's Common Stock on the date of exercise.
     (3) The value of the unexercised options at fiscal year-end represents the difference between the exercise price of any outstanding options and $21.00, the closing sales price of a share of the Company's Common Stock on June 30, 1995, as reported on the New York Stock Exchange.
     Of the options shown as of the fiscal year end, options on 157,705 shares for Mr. Harrell, 154,082 shares for Mr. King, 97,437 shares for Mr. Taylor and 84,514 shares for Mr. Roper, except under ordinary circumstances, are only exercisable automatically at not less than six month intervals when at least a minimum stock price appreciation has occurred.
                              SEVERANCE AGREEMENTS
     The Company has entered into severance agreements (the "Agreements") with Henry H. Harrell, Allen B. King, William L. Taylor and Hartwell H. Roper. The Agreements provide for payment and continued benefits if the officer's employment is terminated within twenty-four months after a change of control, either by the Company "for cause" or "without cause" (other than for conduct involving moral turpitude) or by the officer as a result of a demotion or reduction in compensation. In the event of such termination, the officer will receive (i) termination compensation of up to two times his annual compensation (including salary, bonuses and incentive compensation) paid or payable to him for the last complete fiscal year prior to the change of control; (ii) accelerated vesting of rights under the Company's Management Performance Plan and the Employees' Stock Purchase Plan of Universal Leaf; (iii) for the portion of the fiscal year in which his employment is terminated, a proportional share of the cash value of awards made to him under the Management Performance Plan for the last complete fiscal year prior to the change of control; (iv) additional retirement benefits equal to the additional benefits, if any, he would have received if he were credited with two additional years of service following termination; and (v) continuation of other fringe benefits or equivalent benefits for a period of two years. The officer's termination compensation will be reduced by the amount of compensation he receives from another employer within two years subsequent to such termination.
                                       13

     The Board of Directors believes that the Agreements benefit the Company and its shareholders by securing the continued service of key management personnel and by enabling management to perform its duties and responsibilities without the distracting uncertainty associated with a change of control.
                             CERTAIN RELATIONSHIPS
     Baker, Donelson, Bearman & Caldwell, the law firm to which Lawrence S. Eagleburger serves as Senior Foreign Policy Advisor, is retained from time to time to provide legal services to the Company and its subsidiaries.
                         INDEPENDENT PUBLIC ACCOUNTANTS
     The independent auditors of the Company are appointed by the Board of Directors upon the recommendation of the Audit Committee. Ernst & Young LLP, the Company's independent auditors since 1971, has been appointed for the next fiscal year. Representatives of Ernst & Young LLP will be present at the Annual Meeting and are available to respond to appropriate questions and may make a statement if they desire to do so.
                       PROPOSALS FOR 1996 ANNUAL MEETING
     Under the regulations of the Securities and Exchange Commission, any shareholder desiring to make a proposal to be acted upon at the 1996 Annual Meeting of Shareholders must cause such proposal to be delivered, in proper form, to the Secretary of the Company, whose address is Hamilton Street at Broad, P.O. Box 25099, Richmond, Virginia 23260, no later than May 20, 1996, in order for the proposal to be considered for inclusion in the Company's Proxy Statement. The Company anticipates holding the 1996 Annual Meeting on October 22, 1996.
     The Company's Bylaws also prescribe the procedure a shareholder must follow to nominate Directors or to bring other business before shareholders' meetings. For a shareholder to nominate a candidate for Director at the 1996 Annual Meeting of Shareholders, notice of nomination must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the meeting. The notice must describe various matters regarding the nominee and the shareholder giving the notice. For a shareholder to bring other business before the 1996 Annual Meeting of Shareholders, notice must be received by the Secretary of the Company not less than 60 days and not more than 90 days prior to the meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. Any shareholder may obtain a copy of the Company's Bylaws, without charge, upon written request to the Secretary of the Company.
                                 OTHER MATTERS
     THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED JUNE 30, 1995, INCLUDING FINANCIAL STATEMENTS, IS BEING MAILED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 1995, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCLUDING EXHIBITS, CAN BE OBTAINED WITHOUT CHARGE BY WRITING TO KAREN M. L. WHELAN, VICE PRESIDENT AND TREASURER, UNIVERSAL CORPORATION, P.O. BOX 25099, RICHMOND, VIRGINIA 23260.

  ********************************APPENDIX************************************

                             UNIVERSAL CORPORATION

          This Proxy is Solicited on Behalf of the Board of Directors

    The undersigned hereby appoints Henry H. Harrell, Allen B. King, and William L. Taylor and each or any of them, proxy for the undersigned, with power of substitution, to vote all the shares of Common Stock of Universal Corporation held of record by the undersigned on September 6, 1995, at the Annual Meeting of Shareholders to be held at 2:00 p.m. on October 24, 1995, and at any adjournments thereof, upon the following matters as more fully set forth in the Proxy Statement, and for the transaction for such other business as may properly come before the Meeting:

1. ELECTION OF DIRECTORS                 [ ] FOR all nominees listed below            [ ] WITHHOLD AUTHORITY to vote
                                             (except as indicated below)                  for all nominees listed below

         Charles H. Foster, Jr., Allen B. King and John D. Munford, II (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name)

-------------------------------------------------------------------------------
           (continued, and to be DATED and SIGNED on the other side)

                          (continued from other side)
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ITEM 1.

                                             Dated _______________________ 1995

                                             __________________________________
                                                          (Signature)

                                             __________________________________
                                                          (Signature)
                                             Please sign exactly as name appears
                                             on this proxy. Attorneys-in-Fact,
                                             executors, trustees, guardians,
                                             corporate officers, etc. should
                                             give full title.

PLEASE MARK, DATE, SIGN AND MAIL IN THE ENCLOSED ENVELOPE.

                 TO TRUSTEE, EMPLOYEES' STOCK PURCHASE PLAN OF
UNIVERSAL LEAF TOBACCO COMPANY, INCORPORATED AND DESIGNATED AFFILIATED COMPANIES
  VOTING
INSTRUCTION
    This Voting Instruction is Solicited on Behalf of the Board of Directors Pursuant to Section 13.01 of the Employees' Stock Purchase Plan of Universal
Leaf Tobacco Company, Incorporated and Designated Affiliated Companies, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Universal Corporation credited to the undersigned Participant's Account as of July 31, 1995, at the Annual Meeting of Shareholders of Universal Corporation, to be held at 2:00 p.m. on October 24, 1995, and at any adjournments thereof, upon the following matters as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the
Meeting:

1. ELECTION OF DIRECTORS                  [ ] FOR all nominees listed below           [ ] WITHHOLD AUTHORITY to vote
                                             (except as indicated below)                  for all nominees listed below

         Charles H. Foster, Jr., Allen B. King and John D. Munford, II (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name)
           (continued, and to be DATED and SIGNED on the other side)

                          (continued from other side)
THIS VOTING INSTRUCTION WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS MADE, THIS VOTING INSTRUCTION WILL BE VOTED FOR ITEM 1. IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE TRUSTEE MAY VOTE THE SHARES AT ITS DISCRETION.
                                             Dated _______________________ 1995

                                             __________________________________
                                                          (Signature)
                                             Please sign exactly as name appears
                                             on this Voting Instruction.
PLEASE MARK, DATE, SIGN AND MAIL IN THE ENCLOSED ENVELOPE.

                TO TRUSTEE, SAVINGS AND STOCK OWNERSHIP PLAN OF
        LAWYERS TITLE INSURANCE CORPORATION AND DESIGNATED SUBSIDIARIES
  VOTING
INSTRUCTION
    This Voting Instruction is Solicited on Behalf of the Board of Directors Pursuant to Section 10.5 of the Savings and Stock Ownership Plan of Lawyers
Title Insurance Corporation and Designated Subsidiaries, you are directed to vote, in person or by proxy, the whole shares of Common Stock of Universal Corporation credited to the undersigned Participant's Account as of June 30, 1995, at the Annual Meeting of Shareholders of Universal Corporation, to be held at 2:00 p.m. on October 24, 1995, and at any adjournments thereof, upon the following matters as more fully set forth in the Proxy Statement, and for the transaction of such other business as may properly come before the Meeting:

1. ELECTION OF DIRECTORS                 [ ] FOR all nominees listed below            [ ] WITHHOLD AUTHORITY to vote
                                             (except as indicated below)                  for all nominees listed below

         Charles H. Foster, Jr., Allen B. King and John D. Munford, II (INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name)
           (continued, and to be DATED and SIGNED on the other side)

                          (continued from other side)
THIS VOTING INSTRUCTION WHEN PROPERLY EXECUTED WILL BE VOTED FOR ITEM 1 UNLESS OTHERWISE DIRECTED ON THE REVERSE SIDE BY THE UNDERSIGNED PARTICIPANT. IF A VOTING INSTRUCTION IS NOT PROPERLY EXECUTED AND RECEIVED BY THE TRUSTEE, THE WHOLE SHARES OF COMMON STOCK OF UNIVERSAL CORPORATION CREDITED TO YOUR PARTICIPANT'S ACCOUNT SHALL BE VOTED IN THE SAME PROPORTION AS THOSE SHARES OF COMMON STOCK FOR WHICH THE TRUSTEE HAS RECEIVED PROPER VOTING INSTRUCTIONS WITH RESPECT TO ITEM 1.
                                             Dated ______________________ 1995

                                             _________________________________
                                                          (Signature)
                                             Please sign exactly as name appears
                                             on this Voting Instruction.
PLEASE MARK, DATE, SIGN AND MAIL IN THE ENCLOSED ENVELOPE.